Exhibit 1.3

Investor Relations	Media Relations
Craig Celek CDC Corporation (212) 661-2160 craig.celek@cdccorporation.net	Jennifer Buchhalter Articulate Communications Inc. (617) 451-7788 ext. 16 jbuchhalter@articulatepr.com

The Ziegler Companies Selects Pivotal CRM for Financial Services

Top provider of financial services for not-for-profits chooses Pivotal to support investment banking, wealth management and asset management business units

ATLANTA – June 14, 2006 – Pivotal Corporation, a leading Customer Relationship Management (CRM) solution provider and the CRM division of CDC Software, the enterprise software company of CDC Corporation (NASDAQ: CHINA), today announced that The Ziegler Companies, Inc., a Wisconsin-based boutique investment banking and investment services firm, has selected Pivotal Private Banking, Pivotal Capital Markets and Pivotal Asset Management to enhance interdepartmental collaboration, promote maximum cross and up-selling and support first-rate service across its investment banking, wealth management and asset management business units.

With a guiding vision for becoming the primary provider of financial services in its chosen markets, Ziegler focused on the need to provide its business units with a single, easy-to-use system for managing all interactions with clients. To achieve these goals, the firm required a flexible, highly secure product that worked just as well on a laptop in the field as it did in the office. After a review of leading systems from Galeforce Solutions, Salesforce.com, Sage and Siebel Systems, Ziegler selected Pivotal for its ease of use, and highly tailored functionality for investment banking, wealth management and asset management.

“Our services are designed for those clients who want guidance from skilled financial professionals empowered to understand and respond to specific, individual client needs,” said Mike Talbot, senior vice president, project officer, The Ziegler Companies, Inc. “Pivotal is helping us deliver on that promise by providing us with the tools we need to personalize every interaction with a client – across all of our departments. No other vendor offered us a product that could provide enterprise-wide access to client information combined with very specific tools to support day-to-day business in each department.”

Pivotal’s CRM products for financial services provide Ziegler with an easy-to-use system to help deliver personalized, responsive service and better understand clients’ needs. The system immediately provides the company’s investment banking, wealth management and asset management employees secure, role-specific access to appropriate client information – giving them flexibility to work with experts in other departments to manage client relationships from within a single, intuitive interface. With Pivotal’s flexible relationship model, Ziegler is much better positioned to understand how a client’s interactions with different departments and other firm clients present opportunities for cross selling and up-selling – maximizing the firm’s share of wallet.

According to Jason Rushforth, managing director of financial services for Pivotal, “Ziegler is a highly respected leader in the markets it has chosen to address with its deep expertise and industry-specific financial services. The firm’s focus on empowering its advisors with a mandate for developing enduring relationships with each client identifies the firm as an industry leader with a clearly articulated strategy for client relationship management. Ziegler’s strong CRM strategy combined with the tools provided by Pivotal’s closely tailored CRM products for financial services, position the company for continued success and highly satisfied clients.”

At the SIA Technology Management Conference in New York, June 20-22, 2006, Pivotal and Ziegler representatives will be available at booth #1812 to further discuss how the Pivotal CRM has helped Ziegler manage all interactions with its clients by deploying the Pivotal CRM application.

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About Ziegler
The Ziegler Companies, Inc. – (symbol: ZCOI), headquartered in Milwaukee, Wis., is a growth-oriented boutique investment banking and investment services firm with a primary focus in the health care, senior living and church and school sectors. Operations encompass capital markets (capital advisory services, bond underwriting, institutional sales and trading) and investment services, including asset management and wealth management through retail brokerage offices.

Nationally, Ziegler Capital Markets Group is ranked as one of the leading investment banking firms for not-for-profit healthcare and senior living facilities, as well as religious institutions and schools.

Ziegler Investment Services Group encompasses all wealth management (retail brokerage) and investment consulting services for individuals, families, businesses owners and institutions. It operates a network of investment consultants throughout Wisconsin and the nation.

Ziegler Capital Management sponsors the North Track family of mutual funds and provides separate account management for individuals, corporations, foundations and endowments. Total assets under management are approximately $3.3 billion.

About Pivotal Corporation
Pivotal Corporation, a software unit of CDC Corporation (NASDAQ: CHINA), is a leading provider of customer relationship management (CRM) applications to help organizations create superior customer experiences. Pivotal’s CRM applications offer rich functionality, a highly flexible application platform, a full application suite, and best-in-class customization abilities, all with a low total cost of ownership. Pivotal delivers software and services that are designed to produce meaningful increases in revenues, margins, and customer loyalty. More than 1,800 companies around the world have licensed Pivotal, including Farm Credit Services of America, WCI Communities, Premera Blue Cross, Qiagen, ESRI, AvMed Health Plans, Sharp Electronics Corporation, and CMS Cameron McKenna.

Pivotal’s complete CRM software suite includes a powerful application platform and additional capabilities in analytics, mobile CRM, and partner management. For more information about Pivotal Corporation, please visit www.pivotal.com.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

The industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corp. (NASDAQ: CHINA). For more information, please visit www.cdcsoftware.com.

About CDC Corporation
CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, mobile applications and online games. As part of its strategic review the company has reorganized into two primary operating business units, CDC Software and China.com Inc. For more information about CDC Corporation, please visit www.cdccorporation.net.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of Pivotal to address the needs of its financial services sector customers specifically Ziegler Companies, Inc., and the ability of Ziegler Companies, Inc. to streamline operations, accelerate growth and improve client relationships with the help of Pivotal CRM software. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the financial services industry; the continued ability of Pivotal solutions to address industry-specific requirements of the financial services industry; demand for and market acceptance of new and existing enterprise software and services and development of new functionalities which would allow financial services companies to compete more effectively. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2004 on Form 20-F filed on June 30, 2005 (and amended on October 11, 2005). All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

© 2005 Pivotal Corporation. All rights reserved. Pivotal is a registered trademark of Pivotal Corporation. All other trade names mentioned are trademarks and/or registered trademarks of their respective owners.